UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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EXTREME NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Extreme Networks, Inc.

3585 Monroe Street

Santa Clara, California 95051

(408) 579-2800

                    , 2009

Dear Stockholder:

You are cordially invited to attend our 2009 Annual Meeting of Stockholders to be held on Wednesday, December 23, 2009 at 2 p.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

At this meeting, you are being requested to:

•	Elect three Class II members of the Board of Directors for a three-year term,

•	Ratify the appointment of our independent auditors for our fiscal year ending June 27, 2010,

•

Approve a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks 2005 Equity Incentive Plan (the “2005 Plan”), and with respect to stock options that are more substantially underwater, a cash payment,

•	Approve an amendment to the 2005 Plan to increase the shares of common stock reserved for issuance under the 2005 Plan by 5,300,000 shares from 23,000,000 shares to 28,300,000 shares, and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Our Board of Directors recommends that you vote in favor of these proposals. Please refer to the Notice of Annual Meeting of Stockholders and Proxy Statement for further information on each of these proposals.

It is important that you use this opportunity to take part in the affairs of Extreme Networks by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. We also provide our stockholders the opportunity to receive stockholder communications electronically. If you elected for electronic delivery of the Proxy Statement and Annual Report on Form 10-K for fiscal year 2009, as amended, you will not be receiving a proxy card and must vote electronically. For more information, see “Electronic Delivery of Stockholder Communications” in the Proxy Statement. Our Annual Report on Form 10-K for the fiscal year ended June 28, 2009, as amended, is also enclosed.

If you have any further questions concerning the annual meeting or either of the proposals, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or our investor relations department at (408) 579-3030. We look forward to your attendance at the annual meeting.

Yours Very Truly,

Bob L. Corey Acting President and Chief Executive Officer Senior Vice President, Finance and Chief Financial Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 23, 2009

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of Extreme Networks, Inc., a Delaware corporation, will be held on Wednesday, December 23, 2009 at 2 p.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051, in order to:

1.	Elect three Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal,

2.	Ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 27, 2010,

3.	Approve a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks 2005 Equity Incentive Plan (the “2005 Plan”), and with respect to stock options that are more substantially underwater, a cash payment,

4.	Approve an amendment to the 2005 Plan to increase the shares of common stock reserved for issuance under the 2005 Plan by 5,300,000 shares from 23,000,000 shares to 28,300,000 shares, and

5.	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on                     , 2009 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

BY ORDER OF THE BOARD OF DIRECTORS,

Diane C. Honda Vice President, General Counsel and Secretary

Santa Clara, California

                    , 2009

IMPORTANT: To assure your representation at the meeting, please complete, sign, date and return the enclosed proxy card in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

TO THE PROXY STATEMENT

i

EXTREME NETWORKS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting of Stockholders of Extreme Networks, to be held on Wednesday, December 23, 2009 (the “2009 Annual Meeting”), or any postponement or adjournment thereof, by the proxies named on the enclosed proxy card for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include the Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended June 28, 2009, as amended, and the accompanying proxy card, will be first mailed on or about                     , 2009 to all stockholders entitled to vote at the annual meeting, and, on or about the same date, electronic versions of these documents will be sent via email to stockholders who have registered for electronic delivery.

In this Proxy Statement, Extreme Networks may also be referred to as “we,” “our,” or “us.”

Who May Vote

You may vote your shares of Extreme Networks’ common stock if our records show that you owned your shares on                     , 2009. At the close of business on that date,                     shares of Extreme Networks’ common stock were outstanding and eligible to vote. You are entitled to one vote for each share you hold.

Voting Your Proxy

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Instructions for voting by telephone, by using the Internet or by mail are on your proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by (i) filing with the Investor Relations department of Extreme Networks or MacKenzie Partners a written revocation or a duly executed proxy bearing a later date, or (ii) by voting in person at the annual meeting.

For those stockholders who are voting by Internet and received notification by mail, follow these steps:

1.	Log on to www.proxyvote.com. To access an electronic ballot, enter the twelve-digit number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

2.	Complete the electronic ballot and submit your voting instructions.

3.	Provide your email address if you want confirmation of your voting instructions.

Or, for those stockholders who are voting by Internet and received notification by email, follow these steps:

1.	Log on to www.proxyvote.com. To access an electronic ballot, enter the twelve-digit number contained in your email message and the personal identification number (PIN) you used when you enrolled for electronic delivery.

2.	The ballot displayed contains Internet links to the applicable materials; read them carefully.

3.	Complete the electronic ballot and submit your voting instructions.

For those stockholders who are voting by telephone, follow these steps:

1.	Dial 1-800-690-6903 using a touch-tone telephone.

2.	You will be prompted to enter the twelve-digit number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

3.	Follow the instructions the vote voice provides you to submit your voting instructions.

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the voting instructions set forth above. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. All shares represented by valid proxies received before the meeting will be voted.

Votes Needed to Hold the Meeting

The annual meeting will be held if a majority of the Extreme Networks’ outstanding shares of common stock entitled to vote, whether present in person or represented by proxy, is represented at the meeting. This is called a “quorum.” Your shares will be counted for purposes of determining if there is a quorum if you either are present and vote in person at the meeting, or have properly submitted a proxy card or voted by telephone or by using the Internet, even if you wish to abstain from voting on some or all matters introduced at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

Matters to Be Voted On at the Meeting

The following proposals will be presented for your consideration at the annual meeting in order to:

1.	Elect three Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal,

2.	Ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 27, 2010,

3.	Approve a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks 2005 Equity Incentive Plan (the “2005 Plan”), and with respect to stock options that are more substantially underwater, a cash payment, and

4.	Approve an amendment to the 2005 Plan to increase the shares of common stock reserved for issuance under the 2005 Plan by 5,300,000 shares from 23,000,000 shares to 28,300,000 shares.

You will also be asked to transact such other business as may properly come before the meeting.

Cost of This Proxy Solicitation

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our common stock and will reimburse them for reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. We are soliciting proxies electronically through the Internet from stockholders who previously registered to receive proxy materials electronically through the Internet. In addition, we have engaged MacKenzie Partners, Inc. of New York City to assist in the soliciting of proxies for a fee of approximately $12,500 plus reasonable out-of-pocket expenses.

Attending the Meeting

Stockholders may attend our annual meeting in person. The annual meeting will be held at 2 p.m. Pacific Time on Wednesday, December 23, 2009 at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

You may vote shares held directly in your name in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card or proof of identification for entrance to the meeting. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

Changing Your Vote

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, voting on a later date by telephone or by using the Internet (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. See “Voting Your Proxy” above for further instructions.

Our Voting Recommendations

Our Board of Directors recommends that you vote:

•	“FOR” the election of three Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal,

•	“FOR” ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 27, 2010,

•

“FOR” approving a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks 2005 Equity Incentive Plan (the “2005 Plan”), and with respect to stock options that are more substantially underwater, a cash payment, and

•	“FOR” an amendment to the 2005 Plan to increase the shares of common stock reserved for issuance under the 2005 Plan by 5,300,000 shares from 23,000,000 shares to 28,300,000 shares.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2010.

Electronic Delivery of Stockholder Communications

This year we are pleased to again offer our stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery, you can receive the Annual Report on

Form 10-K, as amended, and the Proxy Statement via email notification as soon as these are available. You may also submit your stockholder votes online. This will help to reduce the number of paper documents in your personal files, eliminate duplicate mailings, conserve natural resources, and save on our printing and mailing costs. To sign up for electronic delivery, visit http://investor.extremenetworks.com/ and enter information for all of your Extreme Networks’ stockholdings. Your enrollment will be effective until canceled. You may access the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report on Form 10-K, as amended, on the Internet at http://investor.extremenetworks.com/. If you have questions about electronic delivery, please call our Investor Relations department at (408) 579-3030.

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Extreme Networks’ stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of voting materials, which includes the Proxy Statement, proxy card and Annual Report to Stockholders on Form 10-K, to stockholders who share the same address.

How To Obtain A Separate Set of Voting Materials

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or our Investor Relations department at: (408) 579-3030. You may also write us at: Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051, Attn: Investor Relations.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors, three Class II directors and two Class III directors. The current term of the Class II directors will expire on the date of the upcoming 2009 annual meeting.

At the recommendation of the Board of Directors’ Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election at the 2009 Annual Meeting as Class II directors are John H. Kispert, Edward B. Meyercord, III and Harry Silverglide. Messrs. Kispert, Meyercord and Silverglide are each current members our Board of Directors.

Please see below for information concerning each nominee. If elected, Messrs. Kispert, Meyercord and Silverglide will serve as directors until the annual meeting of stockholders in 2012 and until their successors are elected and qualified or until their earlier resignation or removal.

If any of Messrs. Kispert, Meyercord or Silverglide decline to serve or become unavailable for any reason, or if a vacancy otherwise occurs before the election, although management knows of no reason that this will occur, the proxies may be voted for a substitute nominee as the Nominating and Corporate Governance Committee or the Board of Directors may designate.

Vote Required and Board of Directors Recommendation

The persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote at the annual meeting of stockholders will be elected. Votes for and against, abstentions and broker non-votes will be counted as present in determining if a quorum is present; however, abstentions and broker non-votes will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Class II Directors Serving a Term Expiring, and Nominated for Re-Election, at the 2009 Annual Meeting

John H. Kispert.    Mr. Kispert has served as one of our directors since May 2009. In February 2009, Mr. Kispert was hired to serve as President and Chief Executive Officer of Spansion, Inc., a publicly-traded manufacturer of flash memory products, to oversee that company’s reorganization of its business. Beginning in 1995 and continuing through February 2009, Mr. Kispert held various executive management positions at KLA-Tencor Corporation, including President and Chief Operation Officer, Executive Vice President and Chief Financial Officer and Vice President, Finance and Accounting. Previously, Mr. Kispert served in a number of positions with the IBM Corporation. Mr. Kispert received his bachelor’s degree in Political Science from Grinnell College and his MBA from the University of California, Los Angeles.

Edward B. Meyercord, III    has served as one of our directors since October 2009. Mr. Meyercord is currently the President and Managing Partner of Council Rock Advisors LLC, a private company that provides advisory, capital raising and management consulting services. From December 2006 until January 2009, Mr. Meyercord served as Chief Executive Officer, President and a member of the board of directors of Cavalier Telephone & TV, a privately held voice and data services provider based in Richmond, Virginia. From January 2004, until its sale to Cavalier Telephone & TV in December 2006, Mr. Meyercord served as Chief Executive Officer, President and a member of the board of directors of Talk America, Inc., a publicly traded company that provided phone and internet services to consumers and small businesses. He served as President and a director of Talk America from 2001 until 2003 and as its Chief Financial Officer and Chief Operating Officer from 2000 until 2001. Mr. Meyercord joined Talk America in September of 1996 as the Executive Vice President,

Marketing and Corporate Development. Prior to joining Talk America, Mr. Meyercord was a Vice President in the Global Telecommunications Corporate Finance Group at Salomon Brothers, Inc., based in New York. Prior to Salomon Brothers, Mr. Meyercord worked in the corporate finance department at PaineWebber Incorporated. Mr. Meyercord received his bachelor’s degree in Economics from Trinity College in Hartford, CT and his MBA from New York University.

Harry Silverglide.    Mr. Silverglide has served as one of our directors since June 2004. From January 1997 to July 2002, Mr. Silverglide served as our Vice President of Sales. From May 1995 to January 1997, he served as Vice President of Western Region Sales for Bay Networks. From July 1994 to May 1995, he served as Vice President of Sales for Centillion Networks, a provider of LAN switching products which was acquired by Bay Networks in 1995.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

FOR THE FISCAL YEAR ENDING JUNE 27, 2010

The Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to serve as independent auditors to audit our financial statements for the fiscal year ending June 27, 2010. Ernst & Young LLP has acted in this capacity since its appointment in fiscal year 1997. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if desired and will be available to respond to appropriate questions.

Vote Required and Board of Directors Recommendation

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY ERNST & YOUNG LLP AS EXTREME NETWORKS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 27, 2010.

PROPOSAL NO. THREE

APPROVAL OF THE EXCHANGE PROGRAM

On July 28, 2009, our Board of Directors authorized, subject to stockholder approval, a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options (“Eligible Options”) that are “underwater” for a lesser number of shares of restricted stock units to be granted under our 2005 Plan and to exchange certain other stock options that are more substantially underwater for a cash payment. We believe that the Exchange Program is in the best interests of our stockholders because the program will help us to retain and motivate our most talented employees while reducing the total number of outstanding stock options held by our employees.

Summary of the Exchange Program

The following is a summary of the material terms of the Exchange Program, which are described in more detail below:

•	The Exchange Program would be open to all of our United States employees, except for the members of our Board of Directors and our executive officers (as defined by SEC rules) (“Eligible Employees”).

•	Eligible Options must have been issued at least 12 months prior to the date of the commencement of the Exchange Program.

•

Eligible Options must have a per share exercise price above the “Exchange Price Floor.” We expect to set the Exchange Price Floor at a reasonable premium above the per share trading price of our common stock on the NASDAQ Global Select Market directly prior to the commencement of the Exchange Program, provided that the Exchange Price Floor will not be less than the highest per share closing price of our common stock during the 52 weeks prior to the commencement of the Exchange Program. For illustrative purposes only, we have used $3.06, the per share closing price of our common stock on September 22, 2009, to provide information regarding Eligible Options and the impact of the program. This was the highest per share closing price of our common stock during the 52 weeks prior to September 27, 2009, the last day of our first fiscal quarter.

•

The Exchange Program would not be a one-for-one exchange. Rather, Eligible Employees who participate in the program would exchange their existing options for a lesser number of restricted stock units. (Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a required period of employment.) Our objective in determining the exchange ratios under the Exchange Program (which we expect to range from 3-to-1 to 5-to-1) is to provide for grants of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered.

•	None of the restricted stock units would be vested on the date of grant. They will be subject to vesting schedules ranging from a minimum of two years to a maximum of three years.

•

Eligible Options with an exercise price equal to or greater than $7.00 will be exchanged for a cash payment. The amount of the per share cash payment will be the same regardless of the exercise price of the option and will be calculated in a manner intended to create minimal additional compensation expense.

•

Shares subject to Eligible Options surrendered under the Exchange Program in excess of the number required for the restricted stock units to be granted under the program will not be returned to the Equity Plan or otherwise be made available for the future grant.

•	The intent of the Exchange Program is that it will not result in us incurring significant additional compensation expenses in connection with the Exchange Program.

•

If approved by our stockholders, the exchange program would replace our normally-scheduled employee annual focal grant program for Eligible Employees for our fiscal year ending June 27, 2010. We believe that the Exchange Program will allow us to more effectively retain Eligible Employees without incurring the additional equity dilution and stock-based compensation expense associated with making an annual focal grant to them this year.

Reasons for the Exchange Program

Our business has experienced the effects of the severe economic downturn in the United States and other parts of the world. We believe that the credit market crisis, global recession and other challenges affecting global economic conditions were the primary drivers of our financial performance during our fiscal year ended June 28, 2009 resulting in a 7.3% decrease in net revenue and a 66.4% decrease in net income from fiscal year 2008. In addition, our net revenue declined substantially in our first fiscal quarter ended September 27, 2009 from the first fiscal quarter ended September 28, 2008. Significant uncertainty around current economic conditions persists, particularly the effect these conditions will have on the purchasing decisions of our customers. In the context of these economic and market realities and their effect on our business and stock price, it is challenging to deliver meaningful incentives to retain, compensate and motivate our employees.

We have granted stock options periodically to a substantial portion of our employees. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted, generally the second trading day following the public announcement of quarterly financial results. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their exercise price. However, the options have no value to employees when the price of a share of our common stock is below the exercise price. In this situation, the options are commonly referred to as “underwater.” At this time, a substantial percentage of the stock options held by our employees are underwater. On September 25, 2009 (the last business day of our first fiscal quarter), when the closing price of our common stock on the NASDAQ Global Select Market was $2.88, options to purchase approximately 14.6 million shares held by our employees were underwater, representing approximately 85% of all outstanding options held by employees. The exercise prices of these underwater options ranged from $2.95 to $44.31 per share.

In addition to the issues with our equity compensation, we are also limited in our ability to increase cash compensation to motivate and retain employees. Any increase in cash compensation would reduce our cash flow from operations, which could adversely affect our business and operating results. Therefore, we have determined that, in general, base salaries for employees will not be increased as part of our regular focal review process for our current fiscal year. Further, to manage our business in the current economic environment, we have taken and plan to continue to take a variety of steps which will impact the morale of and benefits to our employees including suspending the employer matching contributions for our 401(k) plan, reducing training offerings, reducing our contingent work force, scheduling shutdown weeks, reducing travel and other discretionary spending, and restricting hiring activities.

In the context of these challenges to employee motivation and morale and these pronounced limitations on the benefits that we can provide to employees, we believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs that will assist us in motivating and retaining our employees. As of September 27, 2009 (the last day of our first fiscal quarter) and assuming an Exercise Price Floor of $3.06, there were 403 Eligible Employees who held underwater Eligible Options to purchase approximately 8.4 million shares. These underwater options will not be sufficiently effective as performance and retention incentives. We believe the Exchange Program will offer a meaningful retention incentive for these Eligible Employees to remain with us.

The Exchange Program will also serve to reduce our current stock option overhang. Since many of the Eligible Options have been out of the money for an extended period of time, employees have had little or no incentive to exercise them. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option “overhang.” Under the Exchange Program, participating employees will receive significantly fewer restricted stock units than the number of shares subject to the options they surrender. As a result, the number of shares of stock subject to outstanding employee equity awards will be reduced, thus reducing the current stock option overhang. Assuming that all Eligible Options are exchanged in the Exchange Program and a Exchange Price Floor of $3.06, our stock option overhang as of September 27, 2009 (the last day of our first fiscal quarter) would decrease by 7.1 million shares.

Alternatives Considered

As part of our consideration of the Exchange Program, we considered the following alternatives:

•

Increasing cash compensation.    To replace the underwater stock options, we considered whether we could increase base and target cash incentive compensation of our employees. However, increases in cash compensation would reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, this alternative would not reduce our stock option overhang and would not necessarily best align the interests of our employees with those of our stockholders.

•

Grant additional equity awards.    We also considered special grants of additional stock options at current market prices or restricted stock units. However, we do not have sufficient shares available for grant under our stock option plan to provide meaningful incentives to motivate and retain employees (see “Proposal Number Four; Amendment to the 2005 Equity Incentive Plan,” below) In addition, additional grants would increase our stock option overhang and further dilute the interests of our stockholders.

•

Exchange options for cash.    We also considered implementing a program to exchange significantly underwater options solely for cash payments. However, such a program would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we generally do not believe that such a program would have significant long-term retention value. However, for options with an exercise price equal to or greater than $7.00, where we have determined that offering restricted stock units would provide minimal retentive value because the number of restricted stock units offered in exchange for tendered Eligible Options would not be a compelling benefit to employees, we will provide for a cash payment in exchange for surrendered options.

•

Exchange options for options with lower exercise prices.    We also considered implementing a program to exchange significantly underwater options for options having an exercise price equal to the market price of our common stock on the date of the exchange. We believe, however, that implementing a restricted stock unit-for-option exchange program would result in the issuance of fewer shares subject to the replacement awards and, thus, a greater decrease in our stock option overhang.

Description of the Exchange Program

General.    We have not commenced the Exchange Program and will not do so unless our stockholders approve this proposal. Our Board of Directors, upon recommendation by the Compensation Committee, authorized the Exchange Program on July 28, 2009. If this proposal is approved, and our Board of Directors or the Compensation Committee determines to implement the Exchange Program, the option exchange would commence within 12 months of the date of the Annual Meeting. Our Board of Directors may elect not to move forward with or to modify the terms of the Exchange Program if they determine that such actions would be in the best interests of the stockholders.

Under the proposed Exchange Program, Eligible Employees will be offered the opportunity to participate in the Exchange Program pursuant to a written offer that will be distributed to all Eligible Employees. The Eligible Employees will be given at least 20 business days in which to accept the offer of the new restricted stock units in exchange for the surrender of their eligible options. The surrendered options will be cancelled on the first business day following this election period. The new restricted stock units will be granted under the 2005 Plan on the date of cancellation of the surrendered options. Where cash payments are made in exchange for surrendered options, such payments also will be made on, or shortly thereafter, the date of the cancellation of the surrendered options.

Prior to commencement of the Exchange Program, we will file the offer to exchange with the Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO. Eligible Employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Eligible Employees.    If implemented, the Exchange Program will be open to all of our active United States employees who hold options with a per share exercise price greater than or equal to the Exchange Price Floor. International employees, members of our Board of Directors and executive officers will not be eligible to participate in the Exchange Program. Our other vice presidents who are not executive officers (as defined by SEC rules) will be eligible to participate in the Exchange Program. The Exchange Program will not be available to any former employees. If an option holder is no longer an active employee with us for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Exchange Program is commenced, that option holder cannot participate in the Exchange Program. In addition, if an option holder is no longer an active employee with us for any reason on the date that the new Restricted Stock Unit grant is made following the completion of the offer, even if the option holder had elected to participate and had tendered his or her options for exchange, such option holder’s tender will automatically be deemed withdrawn and he or she will not participate in the Exchange Program. An option holder will retain his or her outstanding options in accordance with their original terms and conditions and may exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested. A vote by an employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the Exchange Program.

Election to Participate.    Participation in the Exchange Program will be entirely voluntary on part of the Eligible Employees. The Eligible Employees will have an election period of at least 20 business days from the commencement of the Exchange Program in which to determine whether they wish to participate.

Eligible Options.    Only stock options with an exercise price above the Exchange Price Floor will be eligible for exchange. In addition, only stock options that were granted at least 12 months prior to the commencement of the Exchange Program will be eligible for exchange under the Exchange Program. As of September 25, 2009 (the last business day of our first fiscal quarter) when the closing price of our common stock was $2.88, approximately 85% of all of our currently outstanding options were underwater and approximately 49% of our currently outstanding stock options would be eligible for exchange in the Exchange Program, assuming an Exchange Price Floor of $3.06.

Exchange Ratio.    Our objective in determining the Exchange Ratios applicable under Exchange Program is to provide for the grant of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered. In order to determine appropriate Exchange Ratios, we estimated the fair value of the Eligible Options using the Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of a stock option which we use for calculating stock expenses under FAS 123(R). For purposes of estimating the fair value of an Eligible Option under the Black-Scholes model, the following factors were used:

(a)	the option’s exercise price;

(b)	an assumed value of $2.88 per share of our common stock, the closing price of our common stock on September 25, 2009 (the last business day of our first fiscal quarter);

(c)	a weighted average expected volatility of our common stock price of 56.07%;

(d)	the remaining expected life of the stock option;

(e)	a weighted average risk-free interest rate of 1.85%; and

(f)	no expected dividends.

These factors were used for the purpose of determining Exchange Ratios. The actual incremental compensation expense resulting from the Exchange Program will be calculated after the Exchange Program is completed.

We grouped Eligible Options within three exercise price ranges that also represent a range of associated Black-Scholes values. We then determined an exchange ratio for each grouping of Eligible Options based on the relationship of the Black-Scholes value estimate for the most valuable option within the group to an assumed fair market value of one share of our common stock to be made subject to a restricted stock right issued in the Exchange Program. The following table provides, for each of the three option exercise price ranges, the number of shares subject to Eligible Options an employee must surrender in order to receive one restricted stock unit in the Exchange Program:

Table of Example Exchange Ratios

Exercise Price Range of Eligible Options	Total Shares Underlying Eligible Options	Weighted Avg. Remaining Life of Eligible Options	Weighted Avg. Exercise Price of Eligible Options	Exchange Ratio: Stock Option Shares per Restricted Stock Right	Total Restricted Stock Units (assuming 100% participation)
$3.06 to $3.49	248,367	6.90	$3.31	3.0 to 1	82,789
$3.50 to $3.99	1,039,930	6.18	$3.59	4.0 to 1	259,983
$4.00 to $7.00	4,886,420	6.57	$4.48	5.0 to 1	977,284

The total number of restricted stock units a participating Eligible Employee will receive with respect to a surrendered Eligible Option will be determined by dividing the number of shares subject to the surrendered option by the applicable exchange ratio and rounding up to the nearest whole share.

Vesting of New Restricted Stock Units.    New restricted stock units granted in the Exchange Program will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, with respect to the Eligible Options that are fully vested at the time of the exchange, the new restricted stock units will vest 50% on the first anniversary of the grant date and the remainder on the second anniversary. For any grants that are surrendered where the Eligible Options are unvested or partially unvested, the new restricted stock units granted in exchange will vest in equal installments over a three year period (33 1/3% on each anniversary date). The vesting schedules of the replacement restricted stock units are intended to support our goals of retaining our employees, incenting them to participate in the exchange, and reducing our stock option overhang.

New restricted stock units will only vest if the award holder remains an employee with us on the applicable vesting date. Any portion of the new restricted stock units that are not vested at termination of employment will be forfeited. As described above, the new restricted stock units will be completely unvested on the date of grant, regardless of whether the surrendered options were partially or completely vested.

Term and Conditions of New Restricted Stock Units.    The terms and conditions of the new restricted stock units will be governed by the terms and conditions of the 2005 Plan and the restricted stock unit agreement entered into thereunder.

Cash Payments.    In certain instances where we have determined that offering restricted stock units would provide minimal retentive value and/or would not provide a meaningful benefit to holders of Eligible Options, we will provide for a cash payment in exchange for surrendered options. This will be limited to the 2,224,153 shares underlying Eligible Options where the exercise price of the Eligible Option is equal to or greater than $7.00, as of September 27, 2009 (the last day of our first fiscal quarter). The amount of the per share cash payment will be the same regardless of the exercise price of the option. This amount will be determined, using the Black-Scholes valuation model, in a manner intended to create minimal additional compensation expense. Based on $2.88, the closing price of our common stock on September 25, 2009 (the last business day of our first fiscal quarter) and Eligible Options with an exercise price or $7.00 outstanding as of September 27, 2009 (the last day of our first fiscal quarter), the per share payment would be approximately $0.10 per share, and the total payment to all Eligible Employees would be approximately $222,000, assuming all Eligible Options are tendered. We will deduct any applicable taxes due prior to making the payments. To ensure that the payments satisfy securities laws requiring prompt payment following the completion of the Exchange Program, we have determined that such payments cannot be subject to vesting or other delayed payment schedules. Accordingly, any cash payments that we provide in exchange for surrendered options will not be subject to any vesting schedule and will be made on or shortly after the date that replacement restricted stock units are granted. Shares underlying Eligible Options tendered in exchange for a cash payment in the Exchange Program will not be returned to the Equity Plan or otherwise be made available for the future grant of equity awards.

Potential Modification to Terms to Comply with Government Requirements.    The terms of the Exchange Program will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Exchange Program to comply with potential SEC comments. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Exchange Program for purposes of complying with comments from the SEC or optimizing the United States tax consequences.

Key Data:

Assuming an Exercise Price Floor of $3.06 and based on options outstanding data as September 27, 2009 (the last day of our first fiscal quarter), the following table summarizes information regarding our outstanding equity awards and shares available for future awards before and after the proposed Exchange Program (assuming 100% participation). The actual number of eligible options, RSUs to be issued, exchange ratios and overhang changes will depend on our stock price and trailing 52-week high directly before the commencement of the Exchange Program.

Before the Proposed Exchange Program:

Total shares underlying all outstanding options	17,136,649

Weighted average exercise price of outstanding options	$4.65

Weighted average remaining contractual life of outstanding options	6.38 years

Total shares underlying all other outstanding equity awards	603,075

Total shares available for future grant(1)	13,827,958

Total equity overhang(2)	35.5%

After the Proposed Exchange Program (Assuming 100% Participation):

Total shares underlying all outstanding options	8,737,779

Weighted average exercise price of outstanding options	$4.06

Weighted average remaining contractual life of outstanding options	7.04 years

Total shares underlying all other outstanding equity awards(3)	1,923,131

Total shares available for future grant(1)	13,827,958

Total equity overhang(2)	27.5%

(1)	Assumes that stockholders approve Proposal Four below, in which we are proposing to increase by 5,300,000 the maximum number of shares of our common stock that may be issued under our 2005 Equity Incentive Plan. Excludes 4,282,683 shares available for issuance under the 1999 Employee Stock Purchase Plan as of September 27, 2009 (the last day of our first fiscal quarter).
(2)	Total equity overhang is defined as the total number of options and other equity awards outstanding plus shares available for future grant, divided by the number of shares of common stock outstanding on September 27, 2009 (the last day of our first fiscal quarter). The total number of shares of common stock outstanding on September 27, 2009 (the last day of our first fiscal quarter), was 88,959,618. Assumes that stockholders approve Proposal Four below, in which we are proposing to increase by 5,300,000 the maximum number of shares of our common stock that may be issued under our 2005 Equity Incentive Plan. If Proposal Four is not approved by stockholders, then total equity overhang before the exchange would be 29.5% and total equity overhang after the exchange (assuming 100% participation) would be 21.6%.
(3)	Includes 1,320,056 Restricted Stock Units issuable upon completion of the Exchange Program (assuming 100% Participation).

Accounting Treatment.

The intent of the Exchange Program is that it will not result in us incurring significant additional compensation expenses in connection with the Exchange Program. Based on this objective, the average fair value of the awards granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted (and the amount of any cash payments made for Eligible Options) will be approximately equal to fair value of the surrendered options (other than compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered options and incremental compensation expense, if any, associated with the new awards under the Exchange Program will be recognized over the service period of the new awards. If any portion of the new awards granted is forfeited due to termination of employment, the compensation cost for the forfeited portion of the award generally will not be recognized.

Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences of participating in the Exchange Program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe that the Exchange Program should be treated as a non-taxable exchange for United States federal income tax purposes, and we and our participating employees should recognize no income for United States federal income tax purposes upon the issuance of the new restricted stock units. Recipients of cash payments will recognize ordinary income for United States federal income tax purposes on the date the cash payments are made to them, and the payments will be subject to applicable tax withholdings. However, the tax consequences of the Exchange Program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All Eligible Employees are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program.

Effect on Stockholders

The Exchange Program was designed to provide renewed incentives and motivate Eligible Employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the Exchange Program on our stockholders because we are unable to predict how many or which of our employees will be Eligible Employees at the time of the Exchange Program or will choose to participate in the Exchange Program. As noted above, however, members of our Board of Directors, our executive officers and employees outside the United States will not be able to participate in the Exchange Program. The Exchange Program is also not available to any former employees.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE EXCHANGE PROGRAM.

PROPOSAL NUMBER FOUR

AMENDMENT OF THE 2005 EQUITY INCENTIVE PLAN

At the annual meeting, the stockholders will be asked to approve an amendment to the Extreme Networks, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) to increase by 5,300,000 the maximum number of shares of our common stock that may be issued under the 2005 Plan. The Board of Directors believes that in order to successfully attract and retain the best possible candidates for employment, we must continue to offer a competitive equity incentive program. The 2005 Plan authorizes the issuance of up to 23,000,000 shares. As of September 27, 2009 (the last day of our first fiscal quarter), only 8,527,958 shares were available for future grant under the 2005 Plan. The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of common stock issuable under the 2005 Plan by 5,300,000 shares to ensure that we will continue to have available a reasonable number of shares for our 2005 Plan equity incentive program. If this Proposal Number Four is approved by our stockholders, we will have approximately 13,800,000 shares available for future grant under the 2005 Plan.

We are asking our stockholders to approve the proposed amendment to the 2005 Plan so that we will have a sufficient number of shares available to issue equity awards to motivate and retain our employees. Our Board of Directors believes that our ability to grant incentive awards is important in enabling us to offer competitive compensation packages. Therefore, the Board of Directors urges you to vote to approve the proposed amendment to the 2005 Plan.

Summary of the 2005 Plan

The following summary of the 2005 Plan is qualified in its entirety by the specific language of the 2005 Plan, a copy of which is available to any stockholder upon request by writing to the Vice President, General Counsel and Secretary, Extreme Networks, 3585 Monroe, Santa Clara, California 95051, or by facsimile to (408) 579-2861. The 2005 Plan may also be viewed without charge on the SEC website at www.sec.gov as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on October 23, 2009.

General.    The purpose of the 2005 Plan is to advance the interests of Extreme Networks by providing an incentive program that will enable us to attract and retain employees, consultants and directors upon whose judgment, interest and efforts our success is dependent and to provide them with an equity stake in our success. These incentives may be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred compensation awards, and other stock-based and cash-based awards.

Authorized Shares.    If this proposal is approved by the stockholders, an aggregate of 28,300,000 shares of our common stock will have been authorized for issuance under the 2005 Plan. Shares issued under the 2005 Plan may be unissued or re-acquired shares of our common stock.

Share Accounting and Adjustments.    Each share subject to a stock option, stock appreciation right, deferred compensation award or other award that requires the participant to purchase shares for their fair market value determined at the time of grant will reduce the number of shares remaining available for grant under the 2005 Plan by one share. However, each share subject to a “full value” award (i.e., an award settled in stock that does not require the participant to purchase shares for their fair market value determined at grant) will reduce the number of shares remaining available for grant under the 2005 Plan by 1.5 shares.

If any award granted under the 2005 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by Extreme Networks for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2005 Plan. Shares will not be treated as having been issued under the 2005 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares withheld or reacquired by Extreme Networks in satisfaction of a tax withholding obligation will not again become available under the 2005 Plan. The number of shares available under the 2005 Plan will be reduced upon the exercise of a stock appreciation right by the gross number of shares for which the award is exercised. If shares are tendered in payment of the exercise price of an option or the option is exercised by means of a net-exercise procedure, the number of shares available under the 2005 Plan will be reduced by the gross number of shares for which the option is exercised.

Appropriate adjustments will be made to the number of shares authorized under the 2005 Plan, to the numerical limits on awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee also has the discretion under the 2005 Plan to adjust the terms of outstanding awards as it deems appropriate. Without affecting the number of shares available for issuance under the 2005 Plan, the Compensation Committee may authorize the issuance or assumption of benefits under the 2005 Plan in connection with any merger, consolidation or similar transaction on such terms and conditions as it deems appropriate.

Certain Award Limits.    In addition to the limitation described above on the total number of shares of our common stock that will be authorized for issuance under the 2005 Plan, the plan limits the numbers of shares that may be issued under certain types of awards, subject to adjustment as described above under “Share Accounting and Adjustments.”

No more than 23,000,000 shares may be issued upon the exercise of incentive stock options granted under the 2005 Plan.

To enable compensation in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the 2005 Plan establishes a limit on the maximum aggregate number of shares or dollar value for which any such award may be granted to an employee in any fiscal year. The limits for awards intended to qualify as performance-based are as follows:

•	Stock options and stock appreciation rights: No more than 4,000,000 shares.

•	Restricted stock and restricted stock unit awards: No more than 1,000,000 shares.

•	Performance share and performance unit awards: No more than 1,000,000 shares and no more than $2,000,000, respectively, for each full fiscal year contained in the performance period of the award.

•	Other stock-based and cash-based awards: No more than 1,000,000 shares and no more than $2,000,000, respectively, for each full fiscal year contained in the performance period of the award.

Administration.    The 2005 Plan generally will be administered by the Compensation Committee or other committee or subcommittee of the Board of Directors or, in the absence of such committee, by the Board of Directors. For purposes of this summary, the term “Committee” will refer to either such committee or the Board of Directors. In the case of awards intended to qualify as “performance-based” under Section 162(m) of the Code, administration of the 2005 Plan will be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the 2005 Plan, the Committee will determine when and to whom awards are granted, the types and sizes of awards, and all other terms and conditions of awards. The Committee may, subject to certain limitations on the exercise its discretion required by the 2005 Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the exercisability or vesting of any award. Under the 2005 Plan, the Committee may delegate to a committee of one or more officers the authority to grant awards to employees who are not executive officers or directors of Extreme Networks, subject to the provisions of the 2005 Plan and guidelines established by the Committee. The 2005 Plan provides, subject to certain limitations, for indemnification by Extreme Networks of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. All awards granted under the 2005 Plan will be evidenced by a written agreement between Extreme Networks and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Plan. The Committee has the authority to interpret the 2005 Plan and awards granted thereunder, and all determinations of the Committee are final and binding on all persons having an interest in the 2005 Plan or any award.

Prohibition of Option and SAR Repricing.    The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price. Pursuant to Proposal Three, the Board of Directors has requested approval of an option exchange program that is more fully described in that proposal.

Eligibility.    Awards, other than deferred compensation awards or non-employee director awards, may be granted under the 2005 Plan only to employees and consultants of Extreme Networks or any present or future parent or subsidiary corporation or other affiliated entity. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of Extreme Networks or any parent or subsidiary corporation of Extreme Networks. Deferred compensation awards may be granted only to officers, directors and individuals who are among a select group of management or highly compensated employees. Non-employee director awards may be granted only to directors who, at the time of grant, are not employees. As of September 27, 2009 (the last day of our first fiscal quarter), we had approximately 788 employees (including four executive officers) and five non-employee directors who are eligible under the 2005 Plan.

Stock Options.    The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. Any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Extreme Networks or any parent or subsidiary corporation of Extreme Networks (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On September 25, 2009 (the last business day of our first fiscal quarter), the closing price of our common stock on the NASDAQ National Market was $2.88 per share.

The 2005 Plan provides that the option exercise price may be paid in cash or its equivalent; by means of a broker-assisted cashless exercise; by tender to Extreme Networks of shares of common stock owned by the participant having a fair market value not less than the exercise price (to the extent legally permitted); by means of a net-exercise procedure; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by Extreme Networks, through the participant’s surrender of a portion of the option shares to Extreme Networks.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2005 Plan is seven years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but not later than its expiration date in any event, and provided further that an option will terminate immediately upon a participant’s termination for cause (as defined by the 2005 Plan).

Incentive stock options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, a nonstatutory stock option may be assigned or transferred to certain family members to the extent permitted by the Committee.

Stock Appreciation Rights.    The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Committee. The exercise price of a Tandem SAR will be the same as the exercise price of the related option, and the exercise price of a Freestanding SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock. The maximum term of any stock appreciation right granted under the 2005 Plan is ten years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Restricted Stock Awards.    The Committee may grant restricted stock awards under the 2005 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to Extreme Networks rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Subject to the minimum vesting requirements described above under “Certain Award Limits,” restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant’s termination of service. Unless otherwise determined by the Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units.    The Committee may grant restricted stock units under the 2005 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to Extreme Networks. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards and subject to the minimum vesting requirements described above under “Certain Award Limits.” Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards.    The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between Extreme Networks and the participant, subject to the minimum vesting requirements described above under “Certain Award Limits.” These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares, and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of Extreme Networks and each subsidiary corporation consolidated with Extreme Networks for financial reporting purposes, or such division or business unit of Extreme Networks as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project; completion of a joint venture or other corporate transaction; and new customer acquisition.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is an executive officer treated as a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on our common stock. The Committee may provide for performance award payments in lump sums or installments pursuant to a schedule elected by the participant.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2005 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards.    The 2005 Plan authorizes the Committee to establish a deferred compensation award program. If and when implemented, participants designated by the Committee who are officers, directors or individuals who are among a select group of management or highly compensated employees may elect to receive an award of deferred stock units in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards. Each such deferred stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of deferred stock units subject to the award on a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of a deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the deferred stock units. However, participants holding deferred stock units will be entitled to dividend equivalent rights with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole deferred stock units. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Cash-Based Awards and Other Stock-Based Awards.    The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Subject to the minimum vesting requirements described above under “Certain Award Limits,” such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.

Non-employee Director Awards.    The Committee may, from time to time, establish awards to be granted on a periodic, nondiscriminatory basis to all members of our Board of Directors who are not employees of Extreme Networks or any affiliate of Extreme Networks. Additional awards may be granted to non-employee directors in consideration of service on one or more committees of the board, service as chairman of one or more committees of the board, service as chairman or lead director of the board or the individual’s initial appointment or election to the board. Non-employee director awards may be granted at the Committee’s discretion in the form of nonstatutory stock options, stock appreciation rights, restricted stock or restricted stock units having such vesting terms as the administrator determines and other terms and conditions substantially similar to those described above under the applicable type of award. Subject to the following limits, the Committee will determine the numbers of shares for which non-employee director awards are granted. A director may not be granted a non-employee director award for more than 200,000 shares in any fiscal year, except that this limit may be increased by up to an additional 200,000 shares in the fiscal year in which the individual is first appointed or elected to the board, up to an additional 100,000 shares in any fiscal year in which the director is serving as the chairman or lead director of the board, by up to an additional 75,000 shares for each committee of the board on which the director is serving as chairman, and by up to an additional 50,000 shares for each committee of the board on which the director is serving other than as chairman.

Change in Control.    Unless otherwise defined in a participant’s award or employment agreement, the 2005 Plan provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2005 Plan) becoming the direct or indirect beneficial owner of more than 50% of Extreme Networks’ voting stock, (b) a liquidation or dissolution of Extreme Networks, or (c) the occurrence of any of the following events upon which the stockholders of Extreme Networks immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of Extreme Networks, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of Extreme Networks’ voting stock; (ii) a merger or consolidation in which Extreme Networks is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of Extreme Networks (other than a sale, exchange or transfer to one or more subsidiaries of Extreme Networks).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights which are not assumed or continued in connection with a Change in Control or exercised prior to the Change in Control will terminate effective as of the time of the Change in Control. The Committee may provide for the acceleration of vesting of any or all outstanding options and stock appreciation rights upon such terms and to such extent as it determines. The 2005 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share under the award. Finally, the Committee, in its discretion, may provide in the event of a Change in Control for the acceleration of vesting and/or settlement of any restricted stock award, restricted stock unit award, performance share or performance unit award, deferred compensation award, or cash-based or other stock-based award held by a participant upon such conditions and to such extent as determined by the Committee.

Awards Subject to Section 409A of the Code.    Certain awards granted under the 2005 Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and such regulations or other administrative guidance that may be issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2005 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2005 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Termination or Amendment.    The 2005 Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the 2005 Plan following the tenth anniversary of the 2005 Plan’s effective date, which will be the date on which it is approved by the stockholders. The Committee may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2005 Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code, or unless expressly provided in the terms and conditions governing the award.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.    A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Participants who do not dispose of their shares within two years following the date the option was granted or within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.    A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock.    A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards.    A participant generally will recognize no income upon the grant of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards.    A participant generally will recognize no income upon the receipt of deferred stock units. Upon the settlement of deferred stock units, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of the shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date the shares were transferred to the participant, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

Equity Granted to Certain Persons

The aggregate numbers of shares of common stock subject to options and shares of restricted stock granted to certain persons under the 2005 Plan since its inception and through September 27, 2009 (the last day of our first fiscal quarter) are as follows:

Name	Aggregate numbers of shares of common stock subject to options granted under the 2005 Plan from its inception to September 27, 2009	Aggregate numbers of shares of restricted stock granted under the 2005 Plan from its inception to September 27, 2009	Total numbers of common stock subject to options and restricted stock under the 2005 Plan from its inception to September 27, 2009
Bob L. Corey(1) Acting President and Chief Executive Officer Senior Vice President and Chief Financial Officer	75,000	15,000	90,000
Helmut Wilke Senior Vice President, Worldwide Sales	550,000	—	550,000
Mark A. Canepa Former President, Chief Executive Officer and Director	1,690,000	100,000	1,790,000
Robert Schlossman Former Senior Vice President and General Counsel	250,000	—	250,000
All Executive Officers as a Group	2,565,000	115,000	2,680,000
All Directors Who are Not Executive Officers as a Group	825,000	101,666	926,666
All Employees as a Group	14,934,609	1,382,917	16,317,526

(1)	These stock awards were granted in connection with Mr. Corey’s service as a member of our Board of Directors. Effective July 20, 2009, Mr. Corey resigned as one of our directors and as a member of all board committees. Mr. Corey was appointed as our Senior Vice President and Chief Financial Officer, effective July 21, 2009. Under an offer letter of employment, Mr. Corey will be granted a one-time option to acquire 450,000 shares of our common stock. Mr. Corey was appointed as our Acting President and Chief Executive Officer effective October 21, 2009 and in connection with this appointment, Mr. Corey is to be granted an additional one-time option to acquire 100,000 shares of our common stock. The additional grant is not included in this table’s disclosure.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE 2005 EQUITY INVENTIVE PLAN.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be brought before an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the rules of the SEC. Under our bylaws, in order for a stockholder proposal to be properly brought before any annual meeting, the proposal must be timely and received at our principal executive offices, addressed to the Secretary, not later than                     , 2010, or 120 days prior to the one-year anniversary of this year’s mailing date for the Proxy Statement. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than                     , 2010. If no annual meeting was held in the previous year, the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s Proxy Statement or the proposal is for a special meeting, stockholder proposals may be brought not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

If a stockholder proposal is brought before the 2010 annual meeting of stockholders, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we provide information in our 2010 Proxy Statement (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2009 Annual Meeting, other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

COMMUNICATING WITH EXTREME NETWORKS

You can obtain information about us by one of the following methods:

1. Our home page on the Internet, located at www.extremenetworks.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the SEC. Online versions of this Proxy Statement, our 2009 Annual Report on Form 10-K, and our letter to stockholders are located at http://investor.extremenetworks.com/.

2. To have information such as our latest quarterly earnings release, Annual Report on Form 10-K, or Quarterly Report on Form 10-Q mailed to you, please contact our Investor Relations at (408) 579-3030.

For other questions that you wish to direct via telephone, you may contact our Investor Relations department at (408) 579-3030.

Should you wish to send correspondence, you may send it either to (1) our Investor Relations department, or (2) if you wish for your correspondence to directly reach our Board of Directors, you may send it to our Lead Director, who has been selected by our independent directors to receive, distribute and arrange responses for communications from our stockholders to our Board of Directors.

In sending any correspondence, you should use the following address:

Extreme Networks, Inc. 3585 Monroe Street Santa Clara, CA 95051 Attn: Investor Relations -or- Attn: Lead Director

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications at http://investor.extremenetworks.com/. For more information, see “Electronic Delivery of Stockholder Communications.”

BY ORDER OF THE BOARD OF DIRECTORS

Bob L. Corey Acting President and Chief Executive Officer Senior Vice President, Finance and Chief Financial Officer

                    , 2009

EXTREME NETWORKS, INC.

Proxy for the Annual Meeting of Stockholders

To be held on Wednesday, December 23, 2009

Solicited by the Board of Directors

The undersigned hereby appoints Bob L. Corey and Diane C. Honda, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Extreme Networks, Inc. to be held at the Executive Briefing Center, Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, California 95051, on Wednesday, December 23, 2009 at 2:00 p.m. local time, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Extreme Networks Proxy Statement dated             , 2009 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 SET FORTH IN THE PROXY STATEMENT.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

☒	Please mark votes as in this example

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposals is recommended by the Board of Directors:

i. To elect the Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal:

John H. Kispert

Edward B. Meyercord, III

Harry Silverglide

☐	FOR	☐	WITHHOLD ALL	☐	FOR ALL EXCEPT

(INSTRUCTION: To withhold authority to vote for the nominee, mark “FOR ALL EXCEPT” and write the nominee’s name in the line below:                                               .

ii. To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as Extreme Networks, Inc.’s independent auditors for the fiscal year ending June 27, 2010.

☐	FOR	☐	AGAINST	☐	ABSTAIN

iii. To approve a voluntary program that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks 2005 Equity Incentive Plan (the “2005 Plan”) and, with respect to stock options that are more substantially underwater, a cash payment.

☐	FOR	☐	AGAINST	☐	ABSTAIN

iv. To approve an amendment to the 2005 Plan to increase the shares of common stock reserved for issuance under the 2005 Plan by 5,300,000 shares from 23,000,000 shares to 28,300,000 shares.

☐	FOR	☐	AGAINST	☐	ABSTAIN

v. The transaction of such other business as may properly come before the meeting.

FOR ADDRESS CHANGES PLEASE CHECK THIS BOX AND WRITE THEM ON BACK WHERE INDICATED	☐	PLEASE INDICATE IF YOU PLAN TO ATTEND THE MEETING	☐ YES	☐ NO

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.	Signature [Please Sign Within Box] Signature (Joint Owners):	Date: Date: